Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Western Asset Global Corporate Defined Opportunity Fund Inc.

We consent to use of our report dated October 21, 2009, included herein, with respect to the statement of assets and liabilities (in Organization) of Western Asset Global Corporate Defined Opportunity Fund Inc., as of October 5, 2009, and the related statement of operations (in Organization) for the day ended October 5, 2009, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

October 23, 2009